EXHIBIT 11



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to the Registration Statement under the Securities Act of 1933 (File No. 33-89090) of Legg Mason Focus Trust, Inc. on Form N-1A of our report dated January 14, 1998 on our audit of the financial statements and financial highlights of Focus Trust, Inc., which report is included in the Annual Report to Shareholders for the period ended December 31, 1997. We also consent to our firm under the captions "Financial Highlights" in the Prospectus and "The Fund's Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/S/ COOPERS & LYBRAND, L.L.P.
-----------------------------
COOPERS & LYBRAND, L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
June 29, 1998